TEMPUR SEALY ANNOUNCES SPECIAL DONATION OF APPROXIMATELY $9 MILLION TO CHARITIES

Tempur Sealy Foundation announces special $200,000 donation to Kentucky Charities

LEXINGTON, KY, December 19, 2019 – Tempur Sealy International, Inc. (NYSE: TPX, “Company”) announced today that it would make a special contribution before December 31, 2019 of 100,000 shares of its common stock to certain public charities, including the Tempur Sealy Foundation. These shares have a market value of approximately $9 million and represent the largest single charitable contribution in the Company’s history. Including this contribution, the Company’s charitable activities including cash, common stock and product are valued in excess of $100 million over the last three years.

Additionally, the Company also announced the Tempur Sealy Foundation is donating $200,000 across four Lexington, KY based charities that focus on children and families in need, including KVC Kentucky, Ronald McDonald House of the Bluegrass, Sunrise Children’s Services, and Lexington Rescue Mission. These are local charities the Company has had a long-term relationship with both in terms of contributions and service.

The one-time special contribution of stock with a market value of approximately $9 million are being made in recognition of the outstanding performance of the Company’s Chairman and CEO, Scott Thompson, and the employees of Tempur Sealy over the last year.

Thompson stated, “this one-time special donation reflects the commitment that we feel to communities and certain causes, like children in need. It will be used in part to fund the long-term needs for the Tempur Sealy Foundation, which supports children’s charities in Central Kentucky. I want to thank the Board of Directors for recognizing the extraordinary results that the employees of Tempur Sealy achieved this year, primarily the enormous success of the Company’s direct to consumer business, the successful effort to resume the Mattress Firm relationship, and expansion of the Big Lots relationship. I am proud to be associated with such a supportive Board of Directors and talented group of employees.”

The Company plans to treat the approximate $9 million contributions, which do not involve any cash payments, as an adjustment in calculating adjusted EBITDA under the Company’s senior secured credit agreement.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com